Exhibit (e.5): Amendment to the Distribution Fee Letter Agreement between Heartland Group, Inc., Heartland Advisors, Inc., and ALPS Distributors, Inc.

Nov. 1, 2011

Heartland Group, Inc.

789 North Water Street, Suite 500

Milwaukee, WI 53202

Heartland Advisors, Inc.

789 North Water Street, Suite 500

Milwaukee, WI 53202

Ladies and Gentleman:

This Distribution Fee Letter Agreement (the “Agreement”) made this 1st day of Nov., 2011, by and among Heartland Group, Inc. (the “Fund”), a registered open-end management investment company organized as a Maryland Corporation offering a number of portfolios of securities (each a “Portfolio” and collectively, the “Portfolios”), Heartland Advisors, Inc., a Wisconsin corporation (the “Advisor”) and ALPS Distributors, Inc., a Colorado corporation (the “Distributor”).

WHEREAS, the Fund and Distributor are party to a Distribution Agreement dated July 12, 2007 (the “Distribution Agreement”) whereby the Fund retained the Distributor to promote and distribute the shares of the Portfolios.

WHEREAS, the Distributor, the Advisor, and the Fund are parties to a Distribution Fee Letter Agreement dated July 12, 2007, as amended May 1, 2008, 2010, attached hereto as Exhibit A and incorporated herein by reference (the “Fee Letter Agreement”), whereby the Fund agreed to pay the Distributor a fee as set forth in the Fee Letter Agreement for certain distribution services the Distributor provides to the Funds in connection with the Distribution Agreement and the Advisor and the Distributor agreed on an allocation of certain duties and responsibilities with respect to the provision of these services.

WHEREAS, on July 19, 2011, ALPS Holdings, Inc., (“AHI”) the parent company of the Distributor, entered into a merger agreement pursuant to which AHI agreed to be acquired by DST Systems, Inc. (“DST”) (the “Transaction”); the acquisition also includes an indirect controlling interest in the Distributor;

WHEREAS, upon completion of the Transaction, the Transaction may result in an “assignment”, as such term is defined under the Investment Company Act of 1940, as amended, (the “1940 Act”) of the Distribution Agreement;

WHEREAS, under the 1940 Act, an assignment includes any direct or indirect transfer of a controlling block of an entity’s voting securities and a result of the assignment, henceforth the Distribution Agreement may be deemed terminated;

WHEREAS, in light of the proposed assignment and change in control of the Distributor in connection with the Transaction, the Fee Letter Agreement also may be deemed terminated; and

WHEREAS, the Distributor and the Fund have entered into a new distribution agreement effective upon close of the Transaction (the “New Distribution Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the Advisor, the Fund, and the Distributor agree as follows:

1.	Appointment. The Advisor and the Fund hereby reappoint the Distributor to provide the distribution services set forth in the Fee Letter Agreement.

2.	Entire Agreement. All terms, conditions, representations and warranties contained in the Fee Letter Agreement are incorporated herein by reference and the Advisor, the Fund, and the Distributor hereby agree that unless specified elsewhere in this Agreement, all terms, conditions, representations and warranties contained in this Agreement, including the Fee Letter Agreement attached hereto as Exhibit A and incorporated herein by reference, constitute the entire understanding among the parties hereto, and supersede any prior understanding or agreements among the parties related to the services contemplated herein, including the Fee Letter Agreement.

3.	Duration and Termination. This Agreement shall commence on the date first set forth above and shall remain in effect until termination of the New Distribution Agreement.

4.	Amendment. No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

5.	Choice of Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the choice of laws provisions thereof.

6.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.	Defined Terms. All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Fee Letter Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first set forth above.

ALPS DISTRIBUTORS, INC.

By: /s/ Thomas A. Carter

Name: Thomas A. Carter

Title: President

HEARTLAND GROUP, INC.

By: /s/ Paul T. Beste

Name: Paul T. Beste

Title: COO

HEARTLAND ADVISORS, INC.

By: /s/ Vinita Paul

Name: Vinita Paul

Title: VP, General Counsel & CCO

EXHIBIT A

July 12, 2007

As amended on May 1, 2008

Heartland Group, Inc.

789 North Water Street, Suite 500
Milwaukee, Wisconsin 53202

Heartland Advisers, Inc.

1290 Broadway Suite 1100

Denver, Colorado 80203

Ladies and Gentlemen:

Heartland Group, Inc. (“Heartland”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and organized as a Maryland corporation and currently consists of the investment portfolios (the “Portfolios”), set forth on Exhibit A, attached hereto and incorporated herein by reference. ALPS Distributors, Inc. (“ADI”) is the principal underwriter (as such term is defined in the 1940 Act) of the offering of shares of Heartland and the exclusive agent for the continuous distribution of shares of Heartland pursuant to the terms of a Distribution Agreement, dated July 12, 2007, between ADI and Heartland (the “Distribution Agreement”). In consideration of the services provided by ADI pursuant to the Distribution Agreement, and pursuant to the terms set forth herein, Heartland desires to pay ADI a fee as set forth in this Letter Agreement and Heartland Advisers, Inc. (the “Adviser”) agrees to terms set forth herein.

1.	All individuals employed by the Adviser and designated by ADI to perform, with respect to the Portfolio, in a capacity requiring licensing with the Financial Industry Regulatory Authority, Inc. (the “FINRA”) must register with the FINRA or transfer their registration from a previous employer to ADI. ADI shall sponsor such individuals for FINRA licensing.

2.	As the FINRA member, ADI is responsible for reviewing and filing any sales literature or advertising material (including material disseminated through radio, television, Web site, Internet or other electronic media) concerning the Trust (“Marketing Material”) with the FINRA to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the 1940 Act and the rules and regulations thereunder, and by the rules of the FINRA. The Adviser shall be responsible for submitting any Marketing Material to ADI for review and approval, which approval must be given in writing prior to first use of the Marketing Material. After approval of the Marketing Material by ADI, the Adviser shall submit final copies to ADI for filing with the FINRA. The Adviser is responsible for ensuring that all Marketing Material is submitted to ADI in a reasonable amount of time prior to the deadline for ADI to file such Marketing Material with the FINRA.

3.	ADI shall receive a monthly fee based on an annual rate of $275,000 in the aggregate for all Portfolios, plus 1/10 basis point of each Portfolio’s annual net assets (“Fees”). ADI will provide an invoice to Heartland and the Adviser monthly. Such Fees shall be pro-rated for any partial month. In addition, Heartland shall be responsible for all out-of-pocket expenses incurred by ADI including, but not limited to travel expenses to Board meetings, FINRA advertising/filing fees, FINRA registration and licensing fees, which include, but shall not be limited to, costs for study materials, classes, opening test taking windows, exams, state registration, fulfillment of the regulatory element, fulfillment of the firm element, the annual compliance meeting and on-site examinations of the offices of those individuals registered with the FINRA, and any customized programming/enhancements.

Notwithstanding the foregoing, Heartland shall pay up to, and no more than, the amount payable pursuant to its Distribution Agreement for the services provided for the benefit of Heartland’s Investor Class Shares (the “Heartland Fees”). To the extent the Fees payable to ADI pursuant to this Letter Agreement exceed the Heartland Fees, the Adviser shall be responsible for all such amounts.

4.	The term of this Letter Agreement shall commence on the date first set forth above and shall remain in effect until termination of the Distribution Agreement.

5.	The Adviser agrees to indemnify and hold harmless ADI and each of its directors and officers and each person, if any, who controls ADI within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”), against any loss, liability, claim, damages or expenses (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising by reason of ADI’s failure to file Marketing Material with the FINRA and/or ADI’s failure to file Marketing Material with the FINRA within the time period allowed under the FINRA rules and regulations, if such failure is a direct result of the Adviser’s negligence, bad faith, or of the Adviser’s disregard of its obligations and duties under this Letter Agreement.

6.	No change, modification or waiver of any term of this Letter Agreement shall be valid unless it is in writing and signed by ADI, Heartland and the Adviser.

7.	This Letter Agreement may not be assigned by any party without the prior written approval of the other party.

8.	This Letter Agreement shall be governed by, and construed and enforced in accordance with the laws of the state of Colorado.

If the foregoing is acceptable to you, please have an authorized officer execute this Letter Agreement below where indicated and return the same to the undersigned.

Very truly yours,

ALPS DISTRIBUTORS, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	Managing Director

The undersigned agrees to the above terms and conditions.

HEARTLAND GROUP, INC.

By: /s/ Paul T. Beste

Name: Paul T. Beste

Title: V.P. & Sec.

HEARTLAND ADVISERS, INC.
By: /s/ Nicole J. Best

Name: Nicole J. Best

Title: SVP - CCO

EXHIBIT A

List of Portfolio(s)

Fund	Class
Heartland Select Value Fund	Investor
Institutional
Heartland Value Plus Fund	Investor
Institutional
Heartland Value Fund	Investor
Institutional